Exhibit 10.24

[English Summary]

Lease Agreement

Lessor/Party A: Fujian Xin Hengji Advertisement Co., Ltd.
Lessee/Party B: Fuzhou Fuyu Advertisement Co., Ltd.

Rental Area:
28th Floor, Yifa Building, for an area of 500 square meters, as Party B’s corporate office

Term:
From October 10, 2010 to October 9, 2011

Rental Fees:
5000 RMB per month, payable annually

Dispute:
If there is any dispute between the parties, both parties shall resolve the dispute through compromise settlement.